Exhibit 10.2

THE SECURITIES EVIDENCED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.

SUN BIOPHARMA, INC.

CONVERTIBLE PROMISSORY NOTE

$_______.00	[●], 2017

FOR VALUE RECEIVED, Sun BioPharma, Inc., a Delaware corporation (the “Company”), promises to pay to the order of ___________________ (the “Investor”), at such place as the Investor may from time to time in writing designate to the Company, the principal sum of $________.00, together with all accrued but unpaid interest thereon as set forth below.

1.           LOAN AGREEMENT. This Convertible Promissory Note (this “Note”) is one of several promissory notes (the “Notes”) issued by the Company pursuant to that certain Note Purchase Agreement between the Company and the investors party thereto dated as of [●], 2017 (the “Agreement”). All capitalized terms not otherwise defined herein having the meaning set forth in the Agreement. By acceptance of this Note, Investor expressly agrees, for the benefit of the present and future holders of such indebtedness, to be bound by the provisions of this Note and the Agreement.

2.            PAYMENT TERMS; MATURITY. Simple interest on the unpaid principal balance of this Note will accrue at the rate of 5.0% per annum. Accrual of interest will commence on the date of this Note, will continue until this Note is fully paid, and will be payable in a single installment at maturity as set forth below. The interest rate will be computed on the basis of the actual number of days elapsed in a 365-day year. If not sooner converted as provided below, the entire unpaid principal balance, together with all accrued but unpaid interest, will be due and payable in cash on December 1, 2018 (the “Maturity Date”). The Maturity Date of this Note and all of the other Notes may be extended by the holders of a majority of the then-outstanding principal amount of the Notes (the “Majority Investors”). All payments of interest and principal will be made in lawful money of the United States of America and will be made pro rata among all Investors, without any deduction by way of set-off, counterclaim, or otherwise. All payments will be applied first to interest and thereafter to principal. All payments will be made to the Investors at their respective addresses set forth in the Agreement or at such other address as is provided in writing to the Company.

3.            RANKING. This Note represents an unsecured obligation of the Company. It is subordinated in right of payment to the prior payment in full of any Senior Indebtedness. Notwithstanding the foregoing, this Note ranks equally with all other Notes with respect to right of payment and priority.

4.            PREPAYMENT. This Note may be prepaid by the Company in whole or in part at any time without penalty or premium, at the option of the Company. However, the Company will give the holder of this Note five days’ prior written notice of any such prepayment and, at the time of prepayment, the Company will pay all accrued but unpaid interest on the portion of the principal balance prepaid.

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5.             CONVERSION.

(a)     Optional Conversion. At any time prior to the earliest of (i) the closing date of a Qualified Financing, (ii) the receipt of a notice in accordance with Section 5(c), and (iii) the closing date of a Corporate Transaction, all or part of the outstanding principal and/or accrued but unpaid interest under this Note may, upon the written election of the Investor, be converted into shares of Common Stock of the Company at a Conversion Price of $1.01, or 33% less than $1.51 per share (the closing price of a share of the Company’s common stock on the principal securities market on which it traded on the day this instrument was approved by the Company’s Board of Directors). The written election of the Investor must specify the amount of outstanding and/or accrued but unpaid interest to be converted and the intended date of such conversion.

(b)     Mandatory Conversion. On the closing date (the “Event Date”) of a Qualified Financing, all of the outstanding principal and accrued but unpaid interest to the Event Date will be automatically converted (the “Mandatory Conversion”) into shares of the Company’s common stock, par value $.001 per share, at a conversion price equal to the least of: (i) 33% less than the effective price per common share paid by the purchasers of capital stock in the Qualified Financing with such price per share determined on a common stock equivalent basis, (ii) $1.01, or 33% less than $1.51 per share (the closing price of a share of the Company’s common stock on the principal securities market on which it traded on the day this instrument was approved by the Company’s Board of Directors) or (iii) 33% less than the closing price of a share of the Company’s common stock on the principal securities market on which it trades on the date that the material terms of the Qualified Financing are first publicly announced by the Company, or if no sale occurred on that date, on the next preceding date on which a sale occurred (the “Conversion Price”).

(c)          Alternative Conversion. If a Qualified Financing involves the issuance of Equity Securities, then the Investor may, as an alternative to the Mandatory Conversion, elect to convert all of the outstanding principal and accrued but unpaid interest, to the date of conversion, into the same securities as will be issued in the Qualified Financing, at a conversion price equal to 10% less than the per security purchase price in the Qualified Financing, and otherwise on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Qualified Financing (the “Alternative Conversion”). For the avoidance of doubt, the exercise or conversion price for derivative securities issued in the Qualified Financing, if any, will not be subject to discount and will be the same for all Equity Securities issued in the Qualified Financing, including any received through the Alternative Conversion. The Company will, not less than five business days prior to the Event Date, give written notice to the Investor stating the material terms and conditions of any Qualified Financing, including the proposed terms of the resulting Alternative Conversion and the proposed Event Date. The Investor may elect the Alternative Conversion by delivering a written notice to the Company. Such notice will be binding upon delivery and will constitute an irrevocable waiver of the Mandatory Conversion by the Investor. If the Investor does not deliver such a notice within three business days of receipt of the Company’s notice of the Qualified Financing, then the Investor will be deemed to have waived its right to elect the Alternative Conversion.

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(d)     Corporate Transaction Conversion. On the closing date of a Corporate Transaction, the Investor may elect either (i) a cash payment equal to the outstanding principal and accrued but unpaid interest under this Note (ii) the conversion of the outstanding principal and accrued but unpaid interest under this Note at a conversion price equal to the quotient of $30,000,000 divided by the number of Company securities outstanding (calculated on a fully-diluted basis but excluding all shares issued upon conversion of indebtedness and shares reserved for future equity awards under any equity incentive plan that has been approved by the Company’s board of directors) immediately prior to the closing of the Corporate Transaction. “Corporate Transaction” means: (1) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets; (2) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or (3) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company's capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity). For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

The Company will, not less than ten business days prior to the closing date of a Corporate Transaction, give written notice to the Investor stating the material terms and conditions of the Corporate Transaction. The Investor may elect either cash payment per 5(d)(i) or conversion into shares of the Company’s common stock per 5(d)(ii) by delivering a written notice to the Company. Such notice will be binding upon delivery and will constitute an irrevocable election by the Investor.

(e)     No Fractional Shares. The number of shares and/or units of Company securities issuable pursuant to this Section 5 will be rounded down to the nearest whole share.

6.             ADJUSTMENTS. The Conversion Price will be subject to adjustment from time to time as follows:

(a)     If the Company subdivides its outstanding shares of Common Stock into a greater number of shares, then the minimum conversion price in effect immediately prior to such subdivision will be proportionately reduced.

(b)     If the Company combines its outstanding shares of Common Stock into a smaller number of shares, then the minimum conversion price in effect immediately prior to such combination will be proportionately increased.

7.             ACTIONS ON CONVERSION. This Note will be deemed to have been automatically converted on the Event Date, and at such time the rights of the holder of this Note will cease and such holder will be treated for all purposes as the record holder of the Equity Securities issuable upon conversion. As promptly as practicable after the Event Date, the Investor (a) will execute such purchase and other agreements executed by the other purchasers of the Equity Securities and (b) will surrender this Note to the Company at its principal office for cancellation. As promptly as practicable after receipt of the Note and the signature pages required by this Section, the Company may at its election either (i) issue a certificate or certificates representing the Equity Securities issuable upon conversion, or (ii) not issue any certificate representing the Equity Securities and instead document the Investor’s interest in the Equity Securities by recording the Equity Securities with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form.

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8.             RESTRICTION ON TRANSFER OF THE NOTE. Any sale or transfer of this Note must comply with the requirements contained in the Agreement.

9.            EVENTS OF DEFAULT. Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note, including any accrued but unpaid interest, may be declared to be or shall become immediately due and payable as provided in the Agreement.

10.           NO RIGHTS OR LIABILITIES AS HOLDER OF EQUITY INTERESTS. This Note does not of itself entitle the Investor to any voting rights or other rights as a holder of equity interests in the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Investor, shall cause the Investor to be a holder of equity interests in the Company for any purpose.

11.          AMENDMENTS AND WAIVERS. Any term of this Note may be amended, terminated or waived only with the written consent of the Company and the Majority Investors. Any amendment or waiver effected in accordance with this Section shall be binding upon each of the Notes and each of the Investors and each transferee of the Notes and the Company.

12.          WAIVER OF NOTICE, PROTEST AND DEMAND. The Company hereby waives presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees to not require the Investor to first initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

13.          TITLES AND SUBTITLES. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

14.          GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and to be dated as of the date first written above.

SUN BIOPHARMA, INC.

By:
Name:
Title:

Convertible Promissory Note	Signature Page